[LOGO OF Compositech Ltd.]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD JUNE 22, 1999 AT 10:00 a.m.


To the Stockholders of Compositech Ltd.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Compositech Ltd. will be held at the Company's offices located at 120 Ricefield Lane, Hauppauge, New York on Tuesday, June 22, 1999 at 10:00 a.m., for the following purposes:

     1. To elect a Board of Directors, nine in number, to hold office until the next Annual Meeting of Stockholders and until their successors are elected;

     2. To approve an increase by 1,000,000 shares of the number of shares of Common Stock authorized for issuance under Compositech's Amended and Restated Stock Award Plan;

     3. To ratify the appointment of Ernst & Young LLP as Compositech's independent auditors for the fiscal year ended December 31, 1999; and

     4. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

     Only holders of record of Compositech's Common Stock and Series A Convertible Preferred Stock at the close of business on April 28, 1999 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.


                                        By Order of the Board of Directors,



                                        SAMUEL S. GROSS
                                        Secretary

Hauppauge, New York
May 14, 1999


--------------------------------------------------------------------------------
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE COMPOSITECH THE EXPENSE OF A SECOND MAILING.
--------------------------------------------------------------------------------

                                Compositech Ltd.

                                 PROXY STATEMENT

                                   ----------


To the Stockholders of Compositech Ltd.:

     The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Compositech Ltd. ("Compositech" or the "Company"), a Delaware corporation, for use at Compositech's 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. on Tuesday, June 22, 1999 at Compositech's offices located at 120 Ricefield Lane, Hauppauge, New York, 11788; telephone number (516) 436-5200.

     Only holders of record of Compositech's Common Stock and Series A Convertible Preferred Stock ("Series A Stock") as of the close of business on April 28, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, Compositech had outstanding 15,648,694 shares of its Common Stock, par value $.01 per share and 477,661 shares of Series A Stock, par value $3.00 per share. Holders of Common Stock are entitled to one vote for each share of Common Stock held. Holders of Series A Stock are entitled to one vote for each two shares of Series A Stock held.

     Any holder of Common Stock or Series A Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of Compositech, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

     Broker non-votes, and shares held by stockholders present in person or by proxy at the meeting but abstaining on a vote, will be counted in determining whether a quorum is present at the Annual Meeting. However, abstentions by stockholders present in person or by proxy at the meeting are counted as votes against a proposal for purposes of determining whether or not the proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     This Proxy Statement and the accompanying proxy card are being mailed to Compositech stockholders on or about May 14, 1999. Directors, officers and other employees of Compositech may solicit proxies by personal interview, telephone or facsimile, without special compensation. Any costs of such solicitation will be borne by Compositech.

                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

     Nominees. There are nine nominees for election as directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

     If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee.

     All of the nominees were elected to the Board at the last Annual Meeting except Christopher F. Johnson who was elected by the Board on June 23, 1998 and all are currently serving as directors of the Company.

     Following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.

Name                           Age     Position(s) With the Company
----                           ---     ----------------------------
Jonas Medney                   70      Director, Chairman
Fred E. Klimpl                 64      Director, Vice Chairman
Christopher F. Johnson         55      Director, President and Chief Executive
                                       Officer
Samuel S. Gross                72      Director, Executive Vice President,
                                       Secretary, Treasurer and Chief Financial
                                       Officer
Willard T. Jackson (1) (2)     71      Director
Pierre Laflamme                52      Director
Robert W. Middleton (2)        60      Director
Heinz-Gerd Reinkemeyer (1)     61      Director
James W. Taylor (1) (2)        80      Director

----------
(1)  Member of Compensation Committee

(2)  Member of Audit Committee

          Jonas Medney, Director and Chairman, has over 40 years of experience in the composites industry and has more than 50 U.S. patents. Mr. Medney has been a director and Chairman of the Company since its inception in 1984. He co-founded Lamtex Industries, a public company which was a pioneer in filament-wound composites, which was acquired by Koppers Company in 1963. He co-founded Fiberglass Resources Corporation, a manufacturer of filament wound epoxy pipes and conduits, with Mr. Klimpl. This company was acquired by Koch Industries in 1983. Mr. Medney is a graduate of the Massachusetts Institute of Technology (B.S. Mechanical Engineering).

          Fred E. Klimpl, Director and Vice Chairman, has over 35 years of experience in the composites industry and has over 25 patents. Mr. Klimpl has been a director of the Company since its inception in 1984 and was its President until June 1998. He was co-inventor and a key manager in the development and marketing of the fiberglass underground gasoline tank program for Owens-Corning Fiberglas Corp. He was subsequently responsible for the start-up and marketing of a fiberglass pipe business for

     Ciba-Geigy Corporation. Mr. Klimpl is a graduate of Lowell University (B.S. Textile Engineering) and Stevens Institute of Technology (M.S. Industrial Management).

          Christopher F. Johnson, Director, President and Chief Executive Officer, joined Compositech Ltd. in June of 1998 as president and CEO following a career spanning thirty years with suppliers of specialty materials for printed circuit fabrication. Prior to joining Compositech, he was a vice president and general manager for Dexter Electronic Materials, a division of Dexter Corporation where he was employed from 1993 to 1998. Before that, he held worldwide business management positions with Hercules Incorporated and sales and marketing positions with DuPont. Mr. Johnson has been active in The Institute for Interconnecting and Packaging Electronic Circuits (IPC) serving on the Suppliers Council Steering Committee and a participant in the Technical/Marketing Research Council (TMRC) of the IPC. Mr. Johnson is a graduate of Purdue University with a BS in Industrial Education. He also completed intensive senior management programs at Northwestern University's Kellogg School of Business and the University of Virginia's Darden School of Business.

          Samuel S. Gross, Director, Executive Vice President, Secretary, Treasurer and Chief Financial Officer, is a certified public accountant and has been Executive Vice President and Treasurer of the Company since 1990. He had been a consultant to the Company and a director since 1987. He was previously a partner at Ernst & Young LLP where he was responsible for the Fiberglass Resources Corporation account. Mr. Gross was affiliated with Ernst & Young LLP and its predecessors for 39 years. He is a director of the National Mental Health Association, honorary director and former Chairman of the Board of Directors of the Mental Health Association in New York State, Inc., and a director and former president of Long Island Transportation Management, Inc. Mr. Gross is a graduate of City College of New York (B.B.A.).

          Willard T. Jackson, private investor, retired in 1988 as a partner of Brundage, Story and Rose, a New York investment counseling firm in which he became a partner in 1969. He has been a director since January 1988. Mr. Jackson is a graduate of Middlebury College (A.B.) and Columbia University (M.B.A.). He is a trustee emeritus of Middlebury College.

          Pierre Laflamme was elected a director in October 1997. He has been Vice President Development, High Technology at Societe generale de financement du Quebec since May 1997. From 1985 to May 1997, he was with the Solidarity Fund in Montreal, Canada, most recently as Senior Vice President, Economic Development and Strategic Investments. From 1994 to 1996, he was on loan as Deputy Minister at Executive Council of the Province of Quebec. He is a graduate of the Universite de Sherbrooke (B.A.) and the Universite de Montreal (B.A. Architecture). Mr. Laflamme is the designee of the Quebec Investors (see CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS) to the Board pursuant to terms of agreements in connection with the joint venture in the greater Montreal area.

          Robert W. Middleton was elected as a director in March 1996 and has acted as an investment banker to the Company in its prior financings and with respect to the Company's initial public offering. He has been Chairman of The Middleton Group, LLC, a firm of investment bankers associated with Gemini Financial Corporation, since October 1998. He was Managing Director-Corporate Finance of Trautman & Company, Inc., (formerly known as Trautman Kramer & Company, Inc.), an investment banking firm, from 1993 to October 1998. He attended Princeton University. Mr. Middleton is the designee of Trautman & Company, Inc. to the Board pursuant to the terms of a financing agreement.

          Heinz-Gerd Reinkemeyer has been a director since 1990. He had been Director of the Industrial Plastics Division of HT Troplast AG ("HT"), a German manufacturer and subsidiary of the Rutgers Group, which is an affiliate of the Veba Group. Currently, he is a consultant for the Rutgers Group. Mr. Reinkemeyer has a degree in mechanical engineering and from 1961 he had been with Dynamit Nobel, a manufacturer of laminates, until it was acquired by HT in 1988. Mr. Reinkemeyer is the designee of HT to the Board.

          James W. Taylor has been a director since 1987. He has been Chairman of Reuter Manufacturing Inc. since 1998 and was previously President and Chief Executive Officer since 1992. He is a certified management consultant. He has served as a director of Insilco Corporation, Times Fiber Communications, Inc., The Enterprise Companies, Techalloy, Inc., Amphenol Inc. and Knogo Corporation. He is a life trustee of Carnegie Mellon University. He was a trustee of Beaver College and was a vice president and director of the Association of Consulting Management Engineers and of the Institute of Management Consultants. He holds a B.S. from Carnegie Mellon University.

     Board Recommendation and Vote Required. The Board recommends that the stockholders vote "FOR" the election of each of the above named nominees. The affirmative vote of a majority of the shares of Common Stock and Series A Stock present or represented and entitled to vote at the meeting is required for the election of each director.

     Meetings and Committees of the Board. There were five meetings of the full Board and the Board took action by unanimous written consent three times during fiscal 1998. The Board currently has two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee, which met four times during fiscal 1998 and took action by unanimous written consent once during fiscal 1998, approves all of Compositech's compensation plans, including the awarding of options under Compositech's stock award plan and the compensation arrangements for Compositech's senior management. The Audit Committee, which met twice during fiscal 1998, consults with Compositech's independent auditors concerning their auditing plan, the results of their audit, the appropriateness of accounting principles used by Compositech and the adequacy of Compositech's general accounting controls.

     During 1998, each director attended at least 75% of the total meetings of the full Board and the committees of the Board on which they served, other than Mr. Reinkemeyer who attended 60% of the meetings of the full Board.

     Compensation of Directors. The Company did not provide compensation to its non-employee directors in 1998. On January 22, 1999 the Company's Board of Directors approved a compensation plan, payable in cash or stock, at the Company's option as follows: (i) an annual retainer of $10,000 and (ii) $500 for each day in attendance at a meeting of the Board. If payable in stock, the annual retainer will be issued at the beginning of each calendar year, vesting on a quarterly basis and the meeting fee with respect to the preceding year will be paid on January 1 of the subsequent year. Additionally, all non-employee directors are eligible for stock option grants under the Company's Amended and Restated Stock Award Plan.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid or accrued by the Company to Jonas Medney, the Company's Chairman, to Fred E. Klimpl, Vice Chairman and former President and to Samuel S. Gross, Executive Vice President, Secretary, Treasurer and Chief Financial Officer for services rendered to the Company in all capacities during the years ended December 31, 1998, 1997 and 1996. The table also sets forth the compensation paid or accrued by the Company to Mr. Christopher F. Johnson, President and Chief Executive Officer for services rendered to the Company during the year ended December 31, 1998:


                                                                                              Long-term
                                                                                             Compensation
                                                            Annual Compensation                 Awards
                                                   --------------------------------------       ------
                                                                                              Securities
                                                                                              Underlying
Name and Principal Position                          Year    Salary ($)(1)   Bonus ($)         Options
---------------------------                          ----    -------------   ---------         -------
Jonas Medney                                         1998           130,000      --               --
Chairman                                             1997           130,000      --               --
                                                     1996           130,000      --               --

Fred E. Klimpl                                       1998           100,000      --               --
Vice Chairman and former President                   1997           100,000      --               --
                                                     1996           100,000      --               --
Christopher F. Johnson  (2)
President and Chief Executive Officer                1998           103,846    12,500          350,000

Samuel S. Gross                                      1998           100,481      --            150,000
Executive Vice President, Secretary, Treasurer       1997           100,000      --              4,000
and Chief Financial Officer                          1996           100,000      --            100,000


(1)  Mr. Medney's salary in 1998,  1997 and 1996 includes  $130,000,  $5,500 and
     $17,500, respectively, which had been deferred by agreement of Mr. Medney with the Company.

     Mr. Klimpl's salary in 1998, 1997 and 1996 includes $51,346, $1,932 and $13,692, respectively, which had been deferred by agreement of Mr. Klimpl with the Company.

     Mr. Gross' salary in 1998, 1997 and 1996 includes $73,077, $4,231 and $13,692, respectively, which had been deferred by agreement of Mr. Gross with the Company.

(2)  Mr. Johnson became an Executive Officer of the Company in June 1998.

Salary Deferrals. As of December 31, 1998, Messrs. Medney, Klimpl and Gross had deferred an aggregate of approximately $808,000 of their salaries. The salary deferrals have been voluntarily undertaken by each of the respective persons in consideration of the cash position of the Company. These deferred salaries can only be paid with the prior approval of the Compensation Committee. In recognition of their salary deferrals, on March 10, 1999, the Compensation Committee authorized the issuance, to Messrs. Medney, Klimpl and Gross, of stock options to purchase 37,800, 22,827 and 23,683, respectively, shares of the Company's common stock at $2.50 per share, the market value of the common stock on the date of authorization. These options have ten year terms and are exercisable beginning September 10, 1999.

Additionally, the Company's officers have each agreed with the Company that in no event will they receive their respective amount of deferred salaries prior to January 2, 2000 or, thereafter, prior to the date such amounts can be paid with the consent of the Compensation Committee from cash flow from operations.

Employment Agreements. The Company had employment agreements with Messrs. Medney, Klimpl and Gross which expired on December 31, 1998. The agreements provided, among other matters, that the officers not engage in any business activity in competition with the Company during the term of the agreement and for two years thereafter.

                               1998 OPTION GRANTS

     The following table sets forth information relating to options granted in 1998 to the Named Executive Officers.

                                                              Individual Grants
                                 ---------------------------------------------------------------
                                 Number of      % of Total
                                 Securities       Options
                                 Underlying     Granted To
                                  Options      Employees in      Exercise or Base     Expiration
 Name                             Granted       Fiscal Year        Price ($/sh)          Date
 ----                             -------       -----------        ------------          ----
Jonas Medney                         --            --                   --                  --
Fred E. Klimpl                       --            --                   --                  --
Christopher F. Johnson            350,000            44%              $1.844           6/23/2008
Samuel S. Gross                   100,000            12%              $1.375           1/20/2008
Samuel S. Gross                    50,000             6%              $1.188           9/17/2008

                          FISCAL YEAR-END OPTION VALUES

     The following table provides information concerning the value of unexercised options held as of December 31, 1998 by the Named Executive Officers (no options were exercised during such year). The fair market value of the shares of Common Stock underlying such options (with an exercise price per share ranging from $1.188 to $5.00) has been calculated based upon the December 31, 1998 closing price of $1.00 per share.

                                       Number of Securities
                                      Underlying Unexercised            Value of Unexercised In-The-Money
Name                                Options at Fiscal Year-End              Options at Fiscal Year-End
----                                --------------------------              --------------------------
                                  Exercisable        Unexercisable        Exercisable       Unexercisable
                                  -----------        -------------        -----------       -------------
Jonas Medney                         42,050               --                   --                --
Fred E. Klimpl                       36,500               --                   --                --
Christopher F. Johnson                 --              350,000                 --                --
Samuel S. Gross                     205,917            183,333                 --                --

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Compositech's directors and executive officers, and persons who own more than 10% of Compositech's Common Stock, to file reports of ownership and changes in ownership of such stock with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish Compositech with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to Compositech or written representations that no Forms 5 were required, Compositech believes that during 1998, its directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

                           BENEFICIAL STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Company's voting capital stock as of April 28, 1999, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, (iii) the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise indicated, the address of each person is care of Compositech Ltd., 120 Ricefield Lane, Hauppauge, New York 11788.


                                               Amount and Nature of           Percent of
Name and Address                             Beneficial Ownership (1)         Class (1)
---------------------------------------      ------------------------         -----------
Jonas Medney (2)                                    1,281,488                   8.0%
Fred E. Klimpl (3)                                    668,849                   4.2%
Willard T. Jackson (4)                                591,263                   3.6%
Samuel S. Gross (5)                                   248,151                   1.5%
Christopher F. Johnson (6)                            121,667                      *
Robert W. Middleton (7)                                21,805                      *
Heinz-Gerd Reinkemeyer (8)                             13,073                      *
James W. Taylor (9)                                    12,073                      *
Pierre Laflamme (10)                                    3,407                      *
All executive officers and directors as
   a group (9 persons) (11)                         2,961,776                  17.7%

HT Troplast AG (12)                                   828,834                   5.2%
   Kaiserstrasse
   53840 Troisdorf
   Federal Republic of Germany


----------

*    Indicates less than 1%

(1) The shares of Common Stock and voting rights owned by each person or by all directors and executive officers as a group, and the shares included in the total number of shares of Common Stock and votes outstanding used to determine the percentage of shares of Common Stock and voting rights owned by each person and such group, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

(2) Includes warrants to purchase 35,295 shares of Common Stock and options to purchase 42,050 shares of Common Stock under the Company's stock option plans. Includes Series A Stock convertible into 4,166 shares of Common Stock held by Mr. Medney's wife, as to all of which shares Mr. Medney disclaims beneficial ownership.

(3) Includes warrants to purchase 32,359 shares of Common Stock and options to purchase 36,500 shares of Common Stock under the Company's stock option plans.

(4) Includes Series A Stock convertible into 37,500 shares of Common Stock, warrants to purchase 296,190 shares of Common Stock, stock awards of 1,740 shares and options to purchase 20,833 shares of Common Stock under the Company's stock option plans. Includes securities held as nominee and trustee of Trust created for the benefit of Willard T. Jackson and members of his family.

(5) Includes warrants to purchase 6,401 shares of Common Stock and options to purchase 239,250 shares of Common Stock under the Company's stock option plans.

(6) Includes options to purchase 116,667 shares of Common Stock under the Company's stock option plans.

(7) Robert W. Middleton is the designee of Trautman & Company, Inc. on the Board of Directors. He has disclaimed beneficial ownership of all securities owned by employees or principals of Trautman & Company, Inc. Includes warrants to purchase 16,732 shares of Common Stock, stock awards of 1,740 shares and options to purchase 3,333 shares of Common Stock under the Company's stock option plans.

(8) Heinz-Gerd Reinkemeyer is the designee of HT on the Board of Directors. He has disclaimed beneficial ownership of all shares held by HT. Includes stock awards of 1,740 shares and options to purchase 8,333 shares of Common Stock under the Company's stock option plans.

(9) Includes stock awards of 1,740 shares and options to purchase 8,333 shares of Common Stock under the Company's stock option plans.

(10) Pierre Laflamme is the designee of each of Industries Devma, Inc., Societe Innovatech du Grand Montreal, Fonds Regional de Solidarite Ile de Montreal and Fonds de Solidarite des Travailleurs du Quebec on the Board of Directors. He has disclaimed ownership of all securities held by each entity. Includes stock awards of 1,740 shares and options to purchase 1,667 shares of Common Stock under the Company's stock option plans.

(11) Consists of all the shares of Series A Stock and Common Stock (or shares of Common Stock underlying options and warrants) held by Messrs. Medney, Klimpl, Jackson, Gross, Johnson, Middleton, Reinkemeyer, Taylor and Laflamme as described in notes (2)-(10) above.

(12) Includes warrants to purchase 30,000 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 7, 1999, the Company completed the final phase of a borrowing of $456,417 under a credit facility through Credit Bancorp, which was collateralized by approximately 1.7 million shares of the Company's common stock owned by Messrs. Medney and Klimpl, which were loaned to the Company. The loan is due in one year and bears interest at the rate of 6.01%, payable quarterly. A default would occur if the Company fails to supplement the collateral or partially repay the loan in the event the collateral falls in value by 25% or more from the value as of the loan date. The Company has agreed with Messrs. Medney and Klimpl to issue replacement shares to them in the event of any liquidation of the collateral by the lender and provide them with registration rights, where necessary.

     On October 23, 1998, the due dates on 10% Secured Notes and notes payable, totaling $1,495,000, held by Messrs. Medney, Klimpl, Gross and Jackson were extended to January 2, 2000. On March 10, 1998, the due dates on 10% Secured Notes totaling $470,000 held by Messrs. Medney, Klimpl and Jackson were extended to January 2, 1999. The notes are collateralized by a first or second priority lien on patents and certain equipment.

     On October 16, 1997, the Company closed its transaction with four Quebec investors ("the Quebec Investors"), consisting of Industries Devma, Inc. ("Devma"), Fonds de Solidarite des Travailleurs du Quebec ("F.S.T.Q."), Societe Innovatech du Grand Montreal ("Innovatech") and Fonds Regional de Solidarite Ile de Montreal ("Fonds Regional"), to form a 50/50 joint venture for the establishment of a plant in the greater Montreal area to manufacture Compositech's laminates. The project cost is estimated to be approximately $24.5 million with an initial capitalization by the parties of approximately $11 million with the balance to be in debt financing from banks and governmental agencies. The Company's approximately $5.4 million capital investment in the joint venture was funded out of the proceeds of the Quebec Investors' purchase of 1,066,192 shares of the Company's Common Stock. The Quebec Investors have an option to sell their 50% interest in the joint venture to the Company for a like number of shares and, under certain circumstances, the Company has an option to purchase the interest for the same number of shares. The plant is planned to start production in 2000 with an anticipated annual production capacity of approximately 12 million square feet. The Company, the Quebec Investors, Fred Klimpl and Jonas Medney agreed that the Company would use its best efforts to elect one person designated by the Quebec Investors, and each of Messrs. Klimpl and Medney agreed, subject to certain limitations and solely in his capacity as a shareholder of the Company, to vote his shares to give effect to such agreement. Pierre Laflamme, a director of Devma, was elected a director of the Company in October 1997 and is the Quebec Investors' designee to the Board of Directors of the Company.



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

                                 PROPOSAL NO. 2:
                             APPROVAL OF INCREASE IN
                  THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE
                     UNDER THE COMPOSITECH LTD. AMENDED AND
                  RESTATED STOCK AWARD PLAN BY 1,000,000 SHARES


     Background. Since 1988, Compositech has granted options to employees to purchase shares of its Common Stock. Compositech considers its option program to be an important tool to help Compositech attract, retain and motivate employees, directors and consultants. The program also generates cash for Compositech when options are exercised and, in the case of nonqualified stock options ("NSOs") or disqualifying dispositions of incentive stock options ("ISOs"), tax deductions and possible tax credits. The Amended and Restated Stock Award Plan (the "Award "Plan"), which provides for the grant of options and restricted stock, was first approved by the stockholders in 1994 to supplement the then-existing
Nonqualified Stock Option Plan, which terminated April 12, 1998. Since the inception of the Award Plan, a total of 1,675,000 shares have been authorized for issuance under the Award Plan. As of April 26, 1999, employees, directors and consultants held stock awards and unexercised options (granted under both the Award Plan and the Nonqualified Stock Option Plan) covering 1,605,494 shares of Common Stock, with stock option exercise prices per share ranging from $1.188 to $5.75. As of that date, a total of 171,006 shares remained available for the grant of options under the Award Plan.

     Proposal. Subject to stockholder approval, on April 22, 1999, the Board approved an amendment to the Award Plan to increase the number of shares available for issuance under the Award Plan by 1,000,000 shares, to 2,675,000 shares, of Compositech Common Stock. Without this increase, only 171,006 shares remain available for the grant of options under the Award Plan. The purpose of the increase in the shares available for issuance under the Award Plan is to assure continuity of Compositech's option program to help Compositech attract, retain and motivate employees, directors and consultants. Compositech uses its stock option program as a critical tool in motivating and retaining employees by aligning their long term interests with those of the stockholders. Options generally are granted annually, each grant generally vesting at the end of each of the three years after the date of grant.

     Description of Stock Award Plan. The Award Plan permits the granting of restricted stock awards and stock options to employees, directors and consultants of the Company. Stock options granted under the Award Plan may be ISOs, meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or NSOs which do not meet the requirements of Section 422. The Award Plan is administered by the Compensation Committee of the Board of Directors. The Award Plan gives broad powers to the Compensation Committee to administer and interpret the Award Plan, including the authority to select the individuals to be granted options, and to prescribe the particular form and conditions of each option granted. The above description is qualified in its entirety by reference to the specific provisions of the Award Plan, the full text of which is set forth as Exhibit 1 to this Proxy Statement.

     Federal Income Tax Consequences of Options. The following is a general summary of the typical federal income tax consequences of the issuance and exercise of options under the Award Plan. It does not describe state or other tax consequences of the issuance and exercise of options or the tax consequences of a grant of restricted stock.

     The grant of an ISO has no federal income tax effect on the optionee. Upon exercise, the optionee does not recognize income for "regular" tax purposes; however, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the "option spread") is includable in the optionee's "Alternative Minimum Taxable Income" for purposes of the Alternative Minimum Tax. If the optionee does not dispose of the stock acquired upon exercise of an ISO until more than two years after the option grant date and more than one year after exercise of the option, any gain upon sale of the shares will be a capital gain. If shares are sold or otherwise disposed of before both of these periods have expired (a "disqualifying disposition"), the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain. Compositech is not entitled to a federal income tax deduction in connection with ISOs, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

     The grant of a NSO has no federal income tax effect on the optionee. Upon the exercise of a NSO, the optionee has taxable ordinary income (and Compositech is entitled to a corresponding deduction) equal to the option spread on the date of exercise. Upon the disposition of stock acquired upon exercise of a NSO, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long such stock was held.

     In the case of both ISOs and NSOs, special federal income tax rules apply if Compositech Common Stock is used to pay all or part of the option price. Special rules may also apply when a transferable option is transferred.

     Board Recommendation and Vote Required. The Board believes that approval of the proposal to amend the Award Plan will allow Compositech to continue to provide incentives to attract, retain and motivate personnel through the grant of stock options. Accordingly, the Board recommends that stockholders vote "FOR" the amendment of the Award Plan. The affirmative vote of a majority of the shares of Common Stock and Series A Stock present or represented and entitled to vote at the meeting is required to approve the proposal.


                                 PROPOSAL NO. 3:
                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board recommends that the stockholders ratify its appointment of Ernst & Young LLP as independent auditors to audit the financial statements of Compositech for the year ending December 31, 1999. Ernst & Young LLP has acted as Compositech's auditor since Compositech's inception. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. A affirmative vote of a majority of the shares of Common Stock and Series A Stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP.

                          ANNUAL REPORT TO STOCKHOLDERS

     Compositech's Annual Report to Stockholders for the year ended December 31, 1998, containing the audited balance sheets as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years then ended, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.


                              STOCKHOLDER PROPOSALS

     Compositech will, in future proxy statements of the Board, include stockholder proposals complying with the applicable rules of the SEC and the procedures set forth in Compositech's Bylaws. In order for a proposal by a stockholder to be included in the proxy statement of the Board relating to the annual meeting of stockholders to be held in 2000, that proposal must be received in writing by the Secretary of Compositech no later than January 15, 2000.


                                  OTHER MATTERS

     The Board know of no other  matters  that will be  presented  at the Annual
Meeting.  If,  however,  any other  matter is properly  presented  at the Annual
Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.


                                       By Order of the Board of Directors,



                                       SAMUEL S. GROSS
                                       Secretary

Hauppauge, New York
May 14, 1999


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